Exhibit 99.1

News release

FOR RELEASE, Friday, March 28, 2008	For Further Information Contact:
5:00 a.m. Pacific Daylight Time	Kelly Masuda, Investor Relations
(310) 893-7434 or kmasuda@kbhome.com
Lindsay Stephenson, Media Contact
(310) 231-4142 or lstephenson@kbhome.com
KB HOME REPORTS FIRST QUARTER 2008 FINANCIAL RESULTS
Los Angeles, CA, March 28, 2008 – KB Home (NYSE: KBH), one of America’s largest homebuilders, today reported financial results for its first quarter ended February 29, 2008. Results include:
•	Revenues totaled $794.2 million in the first quarter of 2008, down 43% from $1.39 billion in the year-earlier quarter. Housing revenues of $726.7 million for the quarter ended February 29, 2008 declined 47% from the corresponding period of 2007, reflecting a 43% decrease in homes delivered and a 7% decline in the average selling price. The Company delivered 2,928 homes at an average selling price of $248,200 in the first quarter of 2008 compared to 5,136 homes at an average selling price of $267,400 in the first quarter of 2007.

•	For the first quarter of 2008, the Company reported a loss from continuing operations before income taxes of $267.9 million, including pretax, non-cash charges of $223.9 million associated with inventory and joint venture impairments and the abandonment of certain land option contracts. For the first quarter of 2007, the Company reported income from continuing operations before income taxes totaling $15.3 million, including $8.7 million of pretax, non-cash inventory-related impairment and abandonment charges. The Company generated a net loss, including the effect of a $100.0 million deferred tax valuation allowance charge, of $268.2 million, or $3.47 per diluted share, in the first quarter of 2008. This compared to net income of $27.5 million, or $.34 per diluted share, in the year-earlier period, including income of $16.8 million, or $.21 per diluted share, from the Company’s French discontinued operations.

•	The Company’s cash balance of $1.32 billion at February 29, 2008 was largely unchanged from the balance at November 30, 2007. The Company’s ratio of debt to total capital was 58.0% at February 29, 2008, compared to 53.9% at November 30, 2007. Net of cash, the ratio of debt to total capital was 35.1% at February 29, 2008, compared to 31.1% at November 30, 2007 and 46.2% at February 28, 2007.
Headquarters 10990 Wilshire Boulevard. Los Angeles, California Tel: 310.231.4000 Fax: 310.231.4222 kbhome.com

•	On January 25, 2008, the Company entered into an amendment to the unsecured revolving credit facility it has with various banks. The amendment lowered the minimum consolidated tangible net worth the Company is required to maintain from $2.0 billion to $1.0 billion and reduced the aggregate commitment under the credit facility from $1.5 billion to $1.3 billion. The amendment did not change the November 2010 maturity date of the credit facility. At February 29, 2008, the Company had no borrowings outstanding under the credit facility. Including its cash balance, the Company’s liquidity was more than $2.3 billion at February 29, 2008.

•	The Company’s backlog at February 29, 2008 totaled 4,843 homes, representing potential future housing revenues of approximately $1.23 billion. These backlog measures declined 57% and 59%, respectively, from the Company’s 11,183 backlog homes and $3.04 billion in backlog value at February 28, 2007. Company-wide first quarter net orders for homes decreased 75% to 1,449 in 2008 from 5,744 net orders in the same period of 2007, exacerbated by a significant reduction in the number of active selling communities. The Company’s cancellation rate improved to 53% in the first quarter of 2008 compared to 58% in the fourth quarter of 2007. The Company’s cancellation rate was 34% in the first quarter of 2007.

•	As previously announced, KB Home has been ranked the #1 homebuilder in FORTUNE magazine’s list of America’s Most Admired Companies®. KB Home ranked first in every category measured. It is the second time in three years that KB Home has received this honor.
               “Our first quarter financial results reflect the persistently challenging conditions in U.S. housing markets and the strategic measures we have taken over the past several months to streamline our land positions and reduce the number of communities where we operate,” said Jeffrey Mezger, president and chief executive officer. “Our industry continues to confront a growing oversupply of new and resale homes, tight mortgage lending conditions and a highly competitive pricing environment. These conditions drove down sale prices and further compressed margins in the first quarter of 2008, prompting us to recognize additional impairment charges and abandon certain land option contracts that no longer made financial sense. Until prices stabilize and consumer confidence returns, we believe inventory levels will remain significantly out of balance with demand. We do not anticipate meaningful improvement in these conditions in the near term, as it is likely to take some time for the market to absorb the current excess housing supply and for consumer confidence to improve.”
               “During the quarter,” Mezger continued, “we operated with significantly fewer communities than a year ago due to our concerted efforts throughout last year and into the current year to reduce inventory, consolidate or exit underperforming markets, and re-size our business to align with market realities and a slower sales pace. Looking forward, we will continue to evaluate our land investments and market positioning to provide a strong, competitive and geographically diverse foundation for growth when the housing markets recover.”
               Total revenues of $794.2 million for the quarter ended February 29, 2008 decreased 43% from $1.39 billion for the year-earlier quarter, reflecting lower housing revenues, which fell 47% to $726.7 million from $1.37 billion for the first quarter of 2007. The year-over-year decline in housing revenues was due to both fewer deliveries and a lower average selling price. The Company delivered 2,928 homes in the first quarter of 2008, down 43% from the 5,136 homes delivered in the first quarter of 2007. The decline in deliveries was largely due to the Company operating approximately 38% fewer active selling communities as a result of its strategy to reduce inventory levels in light of market conditions. The Company’s first quarter average selling price declined 7% to $248,200 in 2008 from $267,400 in 2007, mainly due to decreases in the West Coast and Southwest regions. Land sale revenues of $64.6 million in the first quarter of 2008, which occurred primarily in the Southwest region, increased from $11.4 million in the corresponding quarter of 2007.
               The Company’s homebuilding business generated an operating loss of $249.0 million in the first quarter of 2008, driven by losses from both housing operations and land sales. In the first quarter of 2007, operating income from the Company’s homebuilding business totaled $3.1 million. Within housing operations, the 2008 first quarter loss was primarily due to pretax, non-cash charges of $110.3 million for inventory impairments and land option contract abandonments, and compressed operating margins resulting from competitive pressures. In the 2007 first quarter, pretax, non-cash inventory impairment and abandonment charges totaled $5.5 million. Largely as a result of the inventory impairment and abandonment charges, the Company’s housing gross margin fell to a negative 6.2% in the 2008 first quarter from a positive 15.5% in the year-earlier quarter. Excluding inventory impairment and abandonment charges, the Company’s first quarter housing gross margin would have been 9.0% in 2008 and 15.9% in 2007. Land sales generated losses of $76.1 million in the first quarter of 2008, including pretax, non-cash impairment charges of $77.2 million related to planned future land sales, compared to losses of $4.4 million, including impairment charges of $3.2 million in the first quarter of 2007. The Company’s equity in loss of unconsolidated joint ventures totaled $39.9 million in the first quarter of 2008, including impairment charges of $36.4 million, compared to a loss of $2.2 million in the first quarter of 2007. The Company reported a net loss of $268.2 million, or $3.47 per diluted share, in the first quarter of 2008, including a $100.0 million charge to record a deferred tax valuation allowance. The Company was unable to record a deferred tax benefit that would have reduced the net loss in the first quarter of 2008 due to the uncertainty of its realization. In the first quarter of 2007, net income totaled $27.5 million or $.34 per diluted share.
               The Company’s net orders for homes totaled 1,449 in the first quarter of 2008, down 75% from 5,744 net orders in the same period of 2007. This decrease was principally due to a lower community count in 2008 resulting from the Company’s strategic decisions to reduce inventory in light of market conditions. The Company’s cancellation rate improved to 53% in the first quarter of 2008 from 58% in the fourth quarter of 2007. The Company’s cancellation rate was 34% in the first quarter of 2007. Homes in backlog at February 29, 2008 decreased 57% on a year-over-year basis to 4,843 homes and backlog value declined 59% on a year-over-year basis to $1.23 billion.
               “As the housing market’s turbulence continues, our top priorities at KB Home are to maintain a strong balance sheet and position the Company for the long-term,” said Mezger. “Our disciplined focus during the first quarter on delivering backlog, monetizing non-strategic inventory positions and curtailing spending produced a quarter-end cash balance in excess of $1.3 billion, essentially unchanged from our 2007 year-end. We also ended the quarter with substantial available borrowing capacity and a leverage ratio, net of cash, well below our targeted range. In 2008, we will continue to focus on generating additional positive cash flows and on enhancing our strong financial position which we believe will provide us with a distinct competitive advantage and a foundation to strategically reinvest in our business when the housing markets begin to stabilize.”
               “It will likely take some time for markets to recover,” Mezger noted, “but we remain confident that favorable demographics and continued household growth will generate strong, long-term demand for housing. We believe our focus on sound operating disciplines and maintaining a strong balance sheet should position us to capitalize on this anticipated future housing demand in the markets we serve. We believe in our current approach and long-term potential and are extremely pleased that our many strengths were recently recognized by FORTUNE magazine. For the second time in the past three years, we were ranked #1 among homebuilders in FORTUNE magazine’s list of America’s Most Admired Companies®. We believe this top ranking is a reflection of our strong commitment to our customers, shareholders and employees.”
The Conference Call on the First Quarter 2008 earnings will be broadcast live today at 8:30 a.m. Pacific Daylight Time, 11:30 a.m. Eastern Daylight Time. To listen, please go to the Investor Relations section of the Company’s Web site at http://www.kbhome.com.
KB Home, one of the nation’s largest homebuilders, has been building quality homes for families for more than 50 years. Headquartered in Los Angeles, the Company has operating divisions in 9 states, building communities from coast to coast. KB Home, ranked the #1 homebuilder in FORTUNE magazine’s 2008 list of America’s Most Admired Companies®, is a Fortune 500 company listed on the New York Stock Exchange under the ticker symbol “KBH.” For more information about any of KB Home’s new home communities or complete mortgage services offered through Countrywide KB Home Loans, call 888-KB-HOMES or visit http://www.kbhome.com.
Certain matters discussed in this press release, including any statements that are predictive in nature or concern future market and economic conditions, business and prospects, our future financial and operational performance, or our future actions and their expected results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are based on current expectations and projections about future events and are not guarantees of future performance.  We do not have a specific policy or intent of updating or revising forward-looking statements.  Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors.  The most important risk factors that could cause our actual performance and future events and actions to differ materially from such forward-looking statements include, but are not limited to: general economic and business conditions; material prices and availability; labor costs and availability; changes in interest rates; our debt level; declines in consumer confidence; increases in competition; weather conditions, significant natural disasters and other environmental factors; government regulations; the availability and cost of land in desirable areas; government investigations and shareholder lawsuits regarding our past stock option grant practices and the restatement of certain of our financial statements; other legal or regulatory proceedings or claims; conditions in the capital, credit (including consumer mortgage lending standards) and homebuilding markets; and other events outside of our control.  Please see our periodic reports and other filings with the Securities and Exchange Commission for a further discussion of these and other risks and uncertainties applicable to our business.
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KB HOME
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three Months Ended February 29, 2008 and February 28, 2007
(In Thousands, Except Per Share Amounts — Unaudited)

	Three Months
	2008	2007
Total revenues	$794,224	$1,388,838

Homebuilding:
Revenues	$791,308	$1,384,649
Costs and expenses	(1,040,279)	(1,381,501)

Operating income (loss)	(248,971)	3,148

Interest income	13,032	4,668
Equity in loss of unconsolidated joint ventures	(39,878)	(2,205)

Homebuilding pretax income (loss)	(275,817)	5,611

Financial services:
Revenues	2,916	4,189
Expenses	(1,119)	(1,340)
Equity in income of unconsolidated joint venture	6,148	6,795

Financial services pretax income	7,945	9,644

Income (loss) from continuing operations before income taxes	(267,872)	15,255

Income tax expense	(300)	(4,600)

Income (loss) from continuing operations	(268,172)	10,655
Income from discontinued operations, net of income taxes	—	16,882

Net income (loss)	$(268,172)	$27,537

Basic earnings (loss) per share
Continuing operations	$(3.47)	$0.14
Discontinued operations	—	0.22

Basic earnings (loss) per share	$(3.47)	$0.36

Diluted earnings (loss) per share
Continuing operations	$(3.47)	$0.13
Discontinued operations	—	0.21

Diluted earnings (loss) per share	$(3.47)	$0.34

Basic average shares outstanding	77,363	76,988

Diluted average shares outstanding	77,363	80,593

KB HOME
CONSOLIDATED BALANCE SHEETS
(In Thousands — Unaudited)

	February 29,	November 30,
	2008	2007
Assets

Homebuilding:
Cash and cash equivalents	$1,316,949	$1,325,255
Receivables	191,352	295,739
Inventories	2,853,908	3,312,420
Investments in unconsolidated joint ventures	281,273	297,010
Deferred income taxes	222,458	222,458
Goodwill	67,970	67,970
Other assets	126,927	140,712

	5,060,837	5,661,564

Financial services	49,219	44,392

Total assets	$5,110,056	$5,705,956

Liabilities and Stockholders’ Equity

Homebuilding:
Accounts payable	$596,109	$699,851
Accrued expenses and other liabilities	773,359	975,828
Mortgages and notes payable	2,161,818	2,161,794

	3,531,286	3,837,473

Financial services	14,255	17,796
Stockholders’ equity	1,564,515	1,850,687

Total liabilities and stockholders’ equity	$5,110,056	$5,705,956

KB HOME
SUPPLEMENTAL INFORMATION
For the Three Months Ended February 29, 2008 and February 28, 2007
(In Thousands — Unaudited)

	Three Months
	2008	2007
Homebuilding revenues:

Housing	$726,714	$1,373,258
Land	64,594	11,391

Total	$791,308	$1,384,649

	Three Months
	2008	2007
Costs and expenses:

Construction and land costs
Housing	$771,993	$1,160,461
Land	140,648	15,818

Subtotal	912,641	1,176,279
Selling, general and administrative expenses	127,638	205,222

Total	$1,040,279	$1,381,501

	Three Months
	2008	2007
Interest expense:

Interest incurred	$38,502	$51,549
Interest capitalized	(38,502)	(51,549)

Interest expense	$—	$—

	Three Months
	2008	2007
Other information:

Depreciation and amortization	$3,383	$5,238
Amortization of previously capitalized interest	28,576	25,773

KB HOME
SUPPLEMENTAL INFORMATION
For the Three Months Ended February 29, 2008 and February 28, 2007
(In Thousands — Unaudited)

	Three Months
	2008	2007
Average sales price:

West Coast	$392,600	$470,400
Southwest	242,100	281,700
Central	168,400	161,400
Southeast	229,800	238,200

Total	$248,200	$267,400

	Three Months
	2008	2007
Homes delivered:

West Coast	614	895
Southwest	740	1,185
Central	899	1,427
Southeast	675	1,629

Total	2,928	5,136

Unconsolidated Joint Ventures:	75	8

	Three Months
	2008	2007
Net orders:

West Coast	539	1,467
Southwest	186	1,108
Central	231	1,333
Southeast	493	1,836

Total	1,449	5,744

Unconsolidated Joint Ventures:	48	85

	February 29, 2008		February 28, 2007
	Backlog Homes	Backlog Value	Backlog Homes	Backlog Value
Backlog data:
(Dollars in thousands)
West Coast	1,115	$438,505	2,187	$1,054,825
Southwest	752	179,114	2,453	640,856
Central	1,343	236,725	2,961	494,429
Southeast	1,633	376,872	3,582	846,070

Total	4,843	$1,231,216	11,183	$3,036,180

Unconsolidated Joint Ventures:	182	$77,196	131	$42,401